Exhibit 10.34

EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense Agreement (“Agreement”) is made and entered into as of the 15th day of August, 2008 (the “Effective Date”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at 11100 Santa Monica Blvd, Suite 850, Los Angeles, CA 90025 (“ACT”), Embryome Sciences, Inc., a California corporation (“ES”), with offices located at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502.  ACT and ES are sometimes hereinafter referred to as the “Parties”.

WITNESSETH

WHEREAS, ACT is the licensee of certain PATENT RIGHTS under an Exclusive License Agreement, effective as of May 9, 2006, among ACT, Kirin Beer Kabushiki Kaisha, Aurox, LLC, Hematech, LLC, and Kirin SD, Inc.; and

WHEREAS, ES desires to obtain an exclusive sublicense from ACT to use the PATENT RIGHTS and a license to use KNOW-HOW upon the terms and conditions set forth in this Agreement; and

WHEREAS, ACT is willing to grant such a license to ES upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the definitions found in Article 1 of the Kirin License Agreement are incorporated into this Agreement by reference, except as otherwise provide below.  In addition, the following words and phrases shall have the following meanings:

1.1           “AFFILIATE” means any corporation, limited liability company, limited partnership or other entity in control of, controlled by, or under common control with ES.  Any use the word AFFILIATE in this Agreement shall have the meaning set forth in this paragraph, rather than the mean ascribed to such term in the Kirin License Agreement.

1.2           “CONFIDENTIAL INFORMATION” means confidential or proprietary information of ACT or ES relating to the PATENT RIGHTS, KNOW-HOW, LICENSED PROCESSES, LICENSED SERVICES or LICENSED PRODUCTS.  CONFIDENTIAL INFORMATION may be in written, graphic, oral or physical form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, and/or software.  CONFIDENTIAL INFORMATION shall not include:  (a) information which is, or later becomes, generally available to the public through no fault of the recipient; (b) information which is provided to the recipient by an independent third party having no obligation to keep the information secret; (c) information which the recipient can establish by written documentation was previously known to it; or (d) information which the recipient can establish by written documentation was independently developed by it without reference to the CONFIDENTIAL INFORMATION.

1.3           “KIRIN LICENSE AGREEMENT” means that certain Exclusive License Agreement, effective as of May 9, 2006, among ACT, Kirin Beer Kabushiki Kaisha, Aurox, LLC, Hematech, LLC, and Kirin SD, Inc., as the same may from time to time be amended or modified.

1.4           “KNOW-HOW” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer slide illustrations, computer code, apparatus, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other CONFIDENTIAL INFORMATION that is owned or controlled by ACT as of the Effective Date, and that specifically relates to the subject matter described in or claimed by the PATENT RIGHTS.

1.5           “SUBLICENSEE” means a sublicensee of the rights granted ES under this Agreement, as further described in Article 2.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.  Additional terms may be defined throughout this Agreement.

ARTICLE 2 – LICENSE GRANT

2.1           Grant of Rights.  ACT hereby grants to ES, and ES accepts, subject to the terms and conditions of this Agreement, a royalty-bearing (to the extent provided herein), worldwide, exclusive sublicense, with  the right to further sublicense, to use the PATENT RIGHTS, and a worldwide, exclusive license, with  the right to further sublicense, to use the and KNOW-HOW, to (a) research, develop, make, have made, use, sell, offer for sale, import, export, reproduce, distribute, perform, and display and otherwise dispose of  LICENSED PRODUCTS, and (b) to develop and perform LICENSED SERVICES, in the Territory in the Exclusive ACT Field.

2.2           Sublicense Rights.  ES shall have the right to grant sublicenses of its rights under Section 2.1 without the consent or approval of ACT.  ES agrees to provide ACT with a fully executed copy of all sublicense agreements within thirty (30) days after execution.

2.3           Knowledge Transfer.  Within ten (10) days of the Effective Date, ACT shall provide, deliver, and transfer to ES all information and data relating to the PATENT RIGHTS and KNOW-HOW as may be reasonably necessary to allow ES to exploit the licenses granted hereunder. Such transfer shall be made free and clear of all liens, security interests, encumbrances, and claims of any kind by any third party.  ACT shall bear all costs of so delivering the KNOW HOW to ES.  ACT shall not retain any copies (in any format or media) of the KNOW HOW.

2.4           Performance of Obligations under Kirin License Agreement.  ACT agrees to fully perform when and as due all of its obligations, including but not limited to the payment of all royalties, Sublicense Revenue, and other amounts due, under the Kirin License Agreement.  ACT will not terminate the Kirin License Agreement or cause the Kirin License Agreement to be terminated, and will not enter into any amendment or modification of, or waiver of rights under, the Kirin License Agreement, without the prior written consent of ES, which consent may be given or withheld in ES’s sole discretion.  ACT shall deliver to ES, within five (5) days after receiving the same, any and all notices or communications from the Licensor under the Kirin License Agreement.  ES shall have the right, but not the obligation, to cure any and all breaches or defaults by ACT, or to perform any obligation of ACT required to avoid or prevent a breach or default by ACT, under the Kirin License Agreement, including but not limited to the payment of any royalties or Sublicense Revenue due under the Kirin License Agreement.  ACT shall reimburse ES on demand, with interest at the rate of 12% per annum, for all costs and expenses incurred by ES to cure any breach or default, or to perform any obligation of ACT required to avoid or prevent a breach or default by ACT, under the Kirin License Agreement.

ARTICLE 3 – COMMERCIALIZATION OBLIGATIONS

3.1           ES intends to use, or to cause its Sublicensees to use, commercially reasonable and diligent efforts to bring one or more ROYALTY-BEARING LICENSED PRODUCTS and ROYALTY BEARING LICENSED SERVICES to market through an active and diligent program for exploitation of the PATENT RIGHTS and KNOW-HOW and to continue active, diligent marketing efforts for one or more ROYALTY-BEARING LICENSED PRODUCTS and ROYALTY-BEARING LICENSED SERVICES throughout the life of this Agreement.  ES makes no representation, guaranty, or warranty that it or its Sublicensees will be successful in developing or bringing to market any ROYALTY-BEARING LICENSED PRODUCT or ROYALTY-BEARING LICENSED SERVICES.

ARTICLE 4 - CONSIDERATION

4.1           Initial Sublicense Fee.  In partial consideration of the rights and licenses granted to ES by ACT in this Agreement, ES shall pay to ACT on the Effective Date a sublicense fee equal to Fifty Thousand Dollars (U.S.) ($50,000) (the “Sublicense Fee”).  The Sublicense Fee is not refundable and is not creditable against other payments due to ACT under this Agreement.  The Sublicense Fee shall be allocated and paid in the following manner:  (a) ES shall pay $37,500 to the Licensor under the Kirin License Agreement (the “Licensor”) to satisfy ACT’s minimum royalty payment obligation for the year ended December 31, 2007 under Section 3.3 of the Kirin License Agreement; (b) ES shall pay to the Licensor the amount due under Section 3.7 of the Kirin License Agreement with respect to the payment made under clause (a) of this sentence to satisfy ACT’s obligation to pay a late fee; (c) ES shall pay $10,000 to the Licensor to satisfy ACT’s obligation under Section 3.4 of the Kirin License Agreement to pay the Licensor 20% of all “Sublicense Income;” and (d) the amount, if any, by which $50,000 exceeds the amounts paid under clauses (a) through(c) of this sentence shall be paid to ACT.

4.2           Additional Provisional Sublicense Fee. ES shall pay to ACT or to the Licensor the amount, if any, by which royalties on Net Sales paid to the Licensor under the Kirin License Agreement are less than $50,000.  Such amount shall be paid to ACT or to the Licensor on the later of (a) the date required under Section 3.3 of the Kirin License Agreement, or (b) five (5) business days after ES receives written notice from ACT showing the total amount of royalties on Net Sales paid to the Licensor for the applicable year.  ES shall determine in its sole discretion whether to pay such amount to ACT or directly to Licensor to satisfy ACT’s obligation under Section 3.3 of the Kirin License Agreement.

4.3           Royalties and Other Consideration.

(a)           As additional consideration of the license granted to ES from ACT in Article 2 of this Agreement, ES shall pay to ACT a royalty equal to (i) 3.5% of the Net Sales received by ES and its AFFILIATES for all ROYALTY-BEARING LICENSED PRODUCTS or ROYALTY-BEARING LICENSED SERVICE sold, performed, or leased by ES or any AFFILIATE, and (ii) 20% of all Sublicense Revenue (as defined in the Kirin License Agreement) received by ES and its AFFILIATES, provided that in o even shall ACT receive, on a country-by-country basis, less than 3.5% of the aggregate Net Sales of the Licensed Product or Licensed Service in a particular country where ES has sublicensed to a third party rights with respect to the Licensed Product or Licensed Service.  The obligation of ES to pay royalties shall terminate with respect to NET SALES and Sublicense Revenue arising in any country concurrently with the expiration or termination of the last applicable VALID CLAIM within the PATENT RIGHTS in such country in which the ROYALTY-BEARING LICENSED PRODUCT or ROYALTY-BEARING LICENSED SERVICE is sold, or May 9, 2016 if no such patents have issued by such date, whichever is longer.

(b)           ES shall receive a credit toward the payment of royalties due under this Section 4.3 in an amount equal to the payments, if any, made by ES under Section 4.2.  Such credit shall be cumulative and shall carry over to each subsequent year if the amount of royalties payable to ACT under this Section 4.2 is less than the amount paid by ES under Section 4.2.

(c)           In the event that Licensee or any of its AFFILIATES or SUBLICENSEES is required to make, and actually does make, royalty payments to one or more third parties for a license to an issued patent or patents,(“Third Party Payments”) in order to make, have made, use, import, sell or offer for sale ROYALTY-BEARING LICENSED PRODUCTS or to perform ROYALTY-BEARING LICENSED SERVICES, in the absence of which such ROYALTY-BEARING LICENSED PRODUCT or ROYALTY-BEARING LICENSED SERVICE could not legally be used or sold or performed in such country, and the resulting aggregate royalty owed by ES or any of its AFFILIATES or SUBLICENSEES is 15% or greater, then, ES may reduce the royalties due ACT pursuant to Section 4.2(a) above for such ROYALTY-BEARING LICENSED PRODUCT or ROYALTY-BEARING LICENSED SERVICE on the same proportionate basis as all other third party royalties are reduced in the same royalty period.  However, the royalty payments due ACT under Section 4.2(a) may never be reduced by more than fifty percent (50%) in any royalty period.

(d)           No multiple royalties shall be payable on the basis that any LICENSED PRODUCT, LICENSED PROCESS or LICENSED SERVICE, its manufacture, use, lease, sale or performance are or shall be covered by (i) more than one patent or patent application within the PATENT RIGHTS, or (ii) any other patent or know how under a license or sublicense from ACT.  In the case of the use of patents or know how licensed or sublicensed by ACT under other agreements, ES and ACT’s other licensees or sublicensees shall have the right to credit against the royalties owing to ACT, under this Agreement and under such other license or sublicense agreements, any royalty payments received by ACT with respect to the sale or lease of any product or performance of any service (regardless of whether

ES or another licensee or sublicensee of ACT patents or know how pays the royalty), such that in no event shall the total of royalty payments that are due to ACT in any royalty period under this Agreement and under such other license or sublicense agreements exceed the highest applicable royalty rate among this Agreement and such other license or sublicense agreements.  By way of example only, if a product is produced by ES (alone or with a third party) and that product uses PATENT RIGHTS under this Agreement and patents licensed under a license or sublicense agreement between ACT and ES (or between ACT and the third party with whom ES is producing the product), (i) only one royalty would be paid to ACT on sales of the product, (ii) the royalty rate would be the higher of the royalty rate applicable under this Agreement or under ACT’s other license or sublicense agreement with ES or the third party, and (iii) the royalty payment (whether paid by ES or by the third party) will be credited toward royalties payable under this Agreement and under the other ACT license or sublicense agreement with ES or the third party for the sale of the product.

               4.4           Payment Method.  All payments due under this Agreement shall be paid either to ACT in Los Angeles, California, U.S.A. or to the Licensor in Sioux Falls, South Dakota, U.S.A, a provided in Section 3.6 of the Kirin License Agreement, and shall be made in United States currency without deduction for taxes, assessments, exchanges, collection or other charges of any kind.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

               4.5           Late Fee.  ES shall pay ACT or the Licensor interest on any overdue amounts at the rate of one percent (1%) per month (twelve percent (12%) per annum), from the date when such payment should have been made.

ARTICLE 5 - REPORTS AND RECORDS

5.1           ES shall maintain complete and accurate records of LICENSED PRODUCTS, LICENSED SERVICES and LICENSED PROCESSES that are sold, performed, or, leased by ES or its  AFFILIATES under this Agreement, and all Sublicense Revenue received by ES and its AFFILIATES.  ES shall keep, and shall cause its AFFILIATES and SUBLICENSEES to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to ACT hereunder and ES’s compliance with the terms and conditions of this Agreement.  Said books of account shall be kept at ES’s principal place of business or at such other location as may be agreed upon by the parties.  Said books and the supporting data shall be open upon reasonable advance notice (and no more frequently than once per calendar year) for three (3) years following the end of the calendar year to which they pertain, to the inspection of ACT or its agents for the purpose of verifying ES’s royalty statement or compliance in other respects with this Agreement.  If any such audit determines that the reported payments to ACT were less than ninety percent (95%) of the actual amount due to ACT for the period in question, ES shall bear the cost of such audit (without limiting ACT’s other remedies with respect thereto).

5.2           After the first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE by ES any AFFILIATE, or any SUBLICENSEE, or ES’s receipt of any Sublicense Revenue, ES, within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to ACT a true and accurate report of all NET SALES and License Revenue during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  Each such report shall include at least the following:

(a)	number(s) of ROYALTY-BEARING LICENSED PRODUCTS, manufactured by ES, its AFFILIATES, or SUBLICENSEES, or by any third party on ES’s behalf;

(b)	number(s) of ROYALTY-BEARING LICENSED PRODUCTS sold by ES, its AFFILIATES, and SUBLICENSEES;

(c)	total receipts for ROYALTY-BEARING LICENSED PRODUCTS sold by ES, its AFFILIATES, SUBLICENSEES;

(d)	total receipts for ROYALTY-BEARING LICENSED SERVICES sold by ES, its AFFILIATES, SUBLICENSEES; and

(e)	deductions applicable as provided in Section 1.9 of the Kirin License Agreement.

5.3         With each such report submitted, ES shall pay to ACT the royalties and other payments due and payable under this Agreement.  If no royalties or other payments shall be due, ES shall so report.

5.4         ES’s reporting obligations hereunder shall terminate when ES’S obligation to pay royalties to ACT terminates.

ARTICLE 6 - PATENT RIGHTS

6.1         Prosecution of Patents and Claims.  ACT agrees confer with ES with respect to (a) the claims made in the patent applications included within the PATENT RIGHTS, and (b) the extent to which and manner in which Licensor is prosecuting such patents and claims, and (c) any additional, broader, or different claims under the patent applications or other PATENT RIGHTS that reasonably could be prosecuted for the benefit of ACT and ES.  ACT will cooperate with ES in seeking the cooperation and agreement of Licensor to prosecute such patents and claims under patent applications or other PATENT RIGHTS as ES may reasonably request.  ACT agrees that ES may assert the rights of ACT under Article 5 of the Kirin License Agreement, on behalf of ACT and ES, if ES does not agree with or is not satisfied with the content of any patent application or any other matter pertaining to the prosecution of any patent application or claim within any patent application or other PATENT RIGHTS.

6.2         Abandonment of PATENT RIGHTS.  In the event that ACT receives a notice from the Licensor under Section 5.2 of the Kirin License Agreement, ACT shall promptly, but in no even later than five (5) days after receiving such notice, deliver a copy of such notice to ES.  ACT and ES shall confer regarding what action, if any, to take to preserve any PATENT RIGHTS that might otherwise be abandoned by Licensor.  ES shall have the right, but not the obligation, to take any and all actions that ACT is entitled to take under Section 5.2 of the Kirin License Agreement.  ACT and ES agree to reasonably cooperate in connection with the preparation, filing, prosecution, and maintenance of the PATENT RIGHTS under this Section.  Cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring employees of ACT or ES to execute papers and instruments as reasonably appropriate to enable ES to file, prosecute, and maintain PATENT RIGHTS in any country;

and (b) promptly informing ES of matters that may affect preparation, filing, prosecution, or maintenance of PATENT RIGHTS (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application).

6.3          Infringement of PATENT RIGHTS.  The Parties agree to notify each other in writing of any actual or threatened infringement by a third party of the PATENT RIGHTS or of any third-party claim of invalidity or unenforceability of the PATENT RIGHTS, or of any interference or other proceeding affecting the PATENT RIGHTS.

              6.4           New Patents, Inventions, and Discoveries.  ES shall have the right to file and prosecute new patent applications (and to obtain new patents) covering LICENSED PRODUCTS and LICENSED SERVICES, and any other subject matter, with respect to any technology, invention, or discovery made by ES or any of its AFFILIATES or SUBLICENSEES using PATENT RIGHTS or KNOW-HOW.  ACT shall acquire no rights with respect to such new patents, inventions, discoveries, or technology not included within the PATENT RIGHTS sublicensed, or the KNOW-HOW licensed, to ES by ACT.

ARTICLE 7 – INDEMNIFICATION,
LIMITATION OF LIABILITY AND INSURANCE

7.1          ES shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless ACT and its affiliates, successors, assigns, agents, officers, directors, shareholders and employees (each, an “Indemnified Party”), at ES’s sole cost and expense, against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the production, manufacture, sale, use, lease, performance, consumption or advertisement of the LICENSED PRODUCTS or LICENSED SERVICES or arising from any obligation, act or omission, or from a breach of any representation or warranty of ES hereunder, excepting only claims that result from (a) the willful misconduct or gross negligence of ACT, (b) any material breach by ACT of its representations and warranties under this Agreement, and (c) claims alleging that the use of any of the PATENT RIGHTS infringe upon any patent, trade secret, or moral right of any third party.  The indemnification obligations set forth herein are subject to the following conditions: (i) the Indemnified Party shall notify ES in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) ES shall have control of the defense or settlement, provided that the Indemnified Party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the Indemnified Party shall reasonably cooperate with the defense, at ES’s expense.

7.2          ACT shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless ES and its AFFILIATES, successors, assigns, agents, officers, directors, shareholders and employees, at ACT’s sole cost and expense, against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of or resulting from (a) any breach or default by ACT under the Kirin License Agreement, or (b) any breach of any warranty or representation of ACT under this Agreement.

7.3          EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ACT, ITS DIRECTORS, OFFICERS, AGENTS, SHAREHOLDERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER

EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY ACT THAT THE PRACTICE BY ES OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.  IN NO EVENT SHALL ACT, ITS DIRECTORS, OFFICERS, AGENTS, SHAREHOLDERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER ACT SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

7.4          ES agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties.  ES shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years.

ARTICLE 8 – TERMINATION

8.1          This Agreement shall be effective on the Effective Date and shall extend until the expiration of the last to expire of the PATENT RIGHTS, or until May 9, 2016 if not patents are issued, unless sooner terminated as provided in this Article 8.

8.2          ACT may terminate this Agreement and the rights, privileges and license granted hereunder by written notice upon a breach or default of this Agreement by ES, as follows:

(i)	non-payment of any amounts due which is not cured within thirty (30) days of receipt of written notice of such non-payment wherein said notice is delivered by registered mail; or

(ii)
breach of any obligation which is not cured within thirty (30) days of a written request to remedy such breach wherein said request is delivered by registered mail, or if the breach cannot be cured within said thirty (30) day period, failure of ES within said thirty (30) day period to proceed with reasonable promptness thereafter to cure the breach.

Such termination shall become automatically effective unless ES shall have cured any such material breach or default prior to the expiration of the applicable cure period.

8.3          ES shall have the right to terminate this Agreement at any time on three (3) months’ prior notice to ACT, and upon payment of all amounts due ACT through the effective date of the termination.

8.4          Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Sections 5.1, Article 7, Article 9, and Article 11, and any other Sections or provisions which by their nature are intended to survive termination, shall survive any such termination.

ARTICLE 9 - CONFIDENTIALITY

9.1          During the course of this Agreement, ACT and ES may provide each other with CONFIDENTIAL INFORMATION.  CONFIDENTIAL INFORMATION may be disclosed in oral, visual or written form, and includes such information that is designated in writing as such by the discloser at the time of disclosure, orally disclosed information that is designated in writing as confidential within 30 days after such oral disclosure, or information which, under all of the given circumstances ought reasonably be treated as CONFIDENTIAL INFORMATION of the disclosing party. ACT and ES each intend to maintain the confidential or trade secret status of their CONFIDENTIAL INFORMATION.  Each shall exercise reasonable care to protect the CONFIDENTIAL INFORMATION of the other from disclosure to third parties; no such disclosure shall be made without the other’s written permission.  Upon termination or expiration of this Agreement, ACT and/or ES shall comply with the other’s written request to return all CONFIDENTIAL INFORMATION that is in written or tangible form.  Except as expressly provided herein, neither ACT nor ES is granted any license to use the other’s CONFIDENTIAL INFORMATION.  The obligations of ACT and ES under this Article 9 shall survive any expiration or termination of this Agreement.  Notwithstanding the preceding provisions of this Section 9.1, until such time as this Agreement is terminated:  (a) KNOW HOW and the content of any patent application relating to or included in PATENT RIGHTS shall be deemed to be the LICENSEE’s CONFIDENTIAL INFORMATION rather than ACT’s CONFIDENTIAL INFORMATION; (b) LICENSEE shall have the right to disclose KNOW HOW and the content of patent applications related to or included in PATENT RIGHTS to third parties without restriction under this Agreement; and (c) LICENSEE shall not have any obligation to ACT to treat KNOW HOW or the content of any patent application related to or included in PATENT RIGHTS as ACT’s CONFIDENTIAL INFORMATION.

9.2          The parties agree that the specific terms (but not the overall existence) of this Agreement shall be considered CONFIDENTIAL INFORMATION; provided, however, that the parties may disclose the terms of this Agreement to investors or potential investors, potential business partners, potential SUBLICENSEES and assignees, potential co-developers, manufacturers, marketers, or distributors of any LICENSED PRODUCT or LICENSED SERVICE, and in any prospectus, offering, memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation.  The parties may also disclose CONFIDENTIAL INFORMATION that is required to be disclosed to comply with applicable law or court order, provided that the recipient gives reasonable prior written notice of the required disclosure to the discloser and reasonably cooperates with the discloser’s efforts to prevent such disclosure.

ARTICLE 10 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication required to be given to any party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered by hand, recognized national next business day delivery service, confirmed facsimile transmission, or confirmed electronic mail, or five (5) days after mailing by registered or certified mail, postage prepaid, return receipt requested, to the respective addresses given below, or to another address as it shall designate by written notice given to the other party in the manner provided in this Section.

In the case of ACT:	Advanced Cell Technology, Inc.
11100 Santa Monica Blvd, Suite 850
Los Angeles, CA 90025
Attention: William M. Caldwell, IV

With a copy to:	Pierce Atwood LLP
One Monument Square
Portland, ME 0401
Attention: William L. Worden, Esq.

In the case of ES	Embryome Sciences, Inc.
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
Attention: Michael D. West

With a copy to:	Richard S. Soroko, Esq.
Lippenberger, Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd.
Corte Madera, California 94925

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

11.1        ES represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of ES, enforceable in accordance with its terms, and that the execution and performance of this Agreement by ES will not violate, contravene or conflict with any other agreement to which ES is a party or by which it is bound or with any law, rule or regulation applicable to ES, and that any permits, consents or approvals necessary or appropriate for ES to enter into this Agreement have been obtained.

11.2        ES is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

11.3        ACT represents and warrants that (a) the Kirin License Agreement is in full force and effect, (b) it has the full legal right and power to enter into this Agreement and to grant the sublicenses granted hereunder, (c) that this Agreement constitutes the binding legal obligation of ACT, enforceable in accordance with its terms, (c) the execution, delivery, and performance of this Agreement by ACT will not violate, contravene or conflict with the Kirin License Agreement or with any other agreement to which ACT is a party or by which it is bound or with any law, rule or regulation applicable to ACT, (d) ACT owns the KNOW-HOW, and (e) any permits, consents or approvals necessary or appropriate for ACT to enter into this Agreement have been obtained.

11.4        ACT represents and warrants that, to the best of its knowledge, the use of the PATENT RIGHTS and KNOW-HOW by ES or any AFFILIATE or SUBLICENSEE of ES for any purposes contemplated or permitted by this Agreement, will not infringe in any way any claim under any patent held by any third party.

11.5        ACT represents and warrant that the use of the PATENT RIGHTS and KNOW-HOW by ES or any AFFILAITE or SUBLICENSEE of ES for any purposes contemplated or permitted by this Agreement, will not infringe in any way any claim under any patent held by ACT or under any patent that may issue from any ACT patent application now pending, or under any patent that ACT may in the future obtain, or any other intellectual property rights of ACT.

11.6        ACT further represents, warrants and agrees, that it shall not make any claim or demand, or commence any lawsuit or other proceeding, alleging that use of the PATENT RIGHTS and KNOW-HOW by ES or any AFFILIATE or SUBLICENSEE of ES for any purpose contemplated or permitted by this Agreement infringes in any way any claim under any patent held by ACT or under any patent that may issue from any ACT patent application now pending, or under any patent that ACT may in the future obtain, or any other intellectual property rights of ACT.  The provisions of this Section 11.6 shall pertain as well to all subsidiaries of ACT and all patents and patent applications of ACT subsidiaries.  ACT and its subsidiaries shall cause the provisions of this Section 11.6, as they pertain to refraining from asserting claims and demands or commencing lawsuits and proceedings, to be including in all licenses and assignments of ACT’s patents and patent applications.

11.7        This Article 11 shall survive expiration or termination of this Agreement.

ARTICLE 12 - MISCELLANEOUS PROVISIONS

12.1        Nothing herein shall be deemed to constitute either party as the agent or representative of the other party.

12.2        To the extent commercially feasible, and consistent with prevailing business practices, all products manufactured or sold under this Agreement will be marked with the number of each issued patent that applies to such product.

12.3        This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of California, without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

12.4        The parties hereto acknowledge that this Agreement (including the Exhibits hereto) sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

12.5        The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.6        The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

12.7        Licenses of Intellectual Property; Bankruptcy Code.  The parties agree that the sublicenses granted to ES to use PATENT RIGHTS constitute licenses of “intellectual property” as defined in the United States Bankruptcy Code (the “Bankruptcy Code”) and as used in Section 365(n) of the Bankruptcy Code.  The Parties agree that the KNOW-HOW includes trade secrets.  The parties also agree that the payments of royalties on Net Sales and Sublicense Revenue required to be paid by ES to ACT under this Agreement constitute “royalties” under Section 365(n) of the Bankruptcy Code.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date set forth above.

ADVANCED CELL TECHNOLOGY, INC.

By:   /s/ William M. Caldwell, IV
Printed Name:  William M. Caldwell, IV
Title:  Chairman & CEO

By: /s/ William M. Caldwell, IV
Printed Name: William M. Caldwell, IV
Title:  Secretary

EMBRYOME SCIENCES, INC.

By: /s/ Michael D. West
Printed Name: Michael D. West
Title: Chief Executive Officer

By: /s/ Judith Segall
Printed Name: Judith Segall
Title: Secretary